Sangamo BioSciences Reports Third Quarter 2014 Financial Results

RICHMOND, Calif., Oct. 22, 2014 /PRNewswire/ -- Sangamo BioSciences, Inc. (NASDAQ: SGMO) today reported its third quarter 2014 financial results and accomplishments.

For the third quarter ended September 30, 2014, Sangamo reported a consolidated net loss of $7.5 million, or $0.11 per share, compared to a net loss of $6.1 million, or $0.11 per share, for the same period in 2013. As of September 30, 2014, the Company had cash, cash equivalents, marketable securities and interest receivable of $231.8 million.

Revenues for the third quarter of 2014 were $12.4 million, compared to $5.7 million for the same period in 2013. Third quarter 2014 revenues were generated from the Company's collaboration agreements with Shire International GmbH (Shire), Biogen Idec (Biogen), Sigma-Aldrich, enabling technology agreements and research grants. The revenues recognized for the third quarter of 2014 consisted of $12.0 million in collaboration agreements and $0.4 million in research grants, compared to $4.8 million and $0.9 million, respectively, for the same period in 2013.

The increase in collaboration agreement revenues was primarily due to an increase in revenues under the Company's collaboration and license agreements with Shire and Biogen. In the third quarter of 2014, Sangamo recognized $6.0 million of revenues related to milestone payments and research services performed under the collaboration agreement with Shire, and $3.5 million of revenues related to research services performed under the collaboration agreement with Biogen. In addition, pursuant to the agreements entered into with Shire in January 2012 and Biogen in January 2014, Sangamo received upfront payments of $13.0 million and $20.0 million, respectively. These payments are being recognized as revenue on a straight-line basis over the initial six-year research term for Shire and approximately 40 months for Biogen. The Company recognized $0.5 million of the Shire upfront payment and $1.6 million of the Biogen upfront payment as revenue for the third quarter of 2014.

Research and development expenses were $16.3 million for the third quarter of 2014, compared to $8.7 million for the same period in 2013. The increase was primarily due to increases in external research expenses and manufacturing costs associated with our preclinical programs, and personnel-related expenses, including stock-based compensation. General and administrative expenses were $3.7 million for the third quarter of 2014, compared to $3.2 million for the same period in 2013.

Total operating expenses for the third quarter of 2014 were $20.1 million, compared to $11.9 million for the same period in 2013.

Nine Months Results
For the nine months ended September 30, 2014, the consolidated net loss was $22.1 million, or $0.33 per share, compared to a consolidated net loss of $18.5 million, or $0.34 per share, for the nine months ended September 30, 2013. Revenues were $30.9 million for the nine months ended September 30, 2014, compared to $17.3 million for the same period in 2013. Total operating expenses were $53.2 million for the nine months ended September 30, 2014, compared to $35.8 million for the same period in 2013.

Recent Highlights

  Announcement of the IND target date for Sangamo's first in vivo ZFN genome-editing therapeutic application, for its hemophilia B program in partnership with Shire. In September, Sangamo announced plans to submit an Investigational New Drug (IND) application for its Shire-partnered hemophilia B program in 2015. This program will be the first therapeutic application of Sangamo's zinc finger nuclease (ZFN)-mediated In Vivo Protein Replacement Platform (IVPRP). Sangamo is also targeting IND filings for additional IVPRP applications—its Shire-partnered program in hemophilia A and the Company's two proprietary programs in lysosomal storage disorders—by the end of 2015. Moving forward, Sangamo's goal is to develop and file two to four new INDs per year for the foreseeable future.
  Presentation of new clinical data demonstrating sustained functional control of viremia in multiple HIV-infected subjects treated with SB-728-T, at the Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). In September, Sangamo presented new clinical data at the 2014 ICAAC demonstrating that a single infusion of its SB-728-T therapy for HIV/AIDS resulted in sustained reduction and control of viral load (VL) in the absence of antiretroviral drugs in several subjects, including one subject from Cohort 5 of the SB-728-902 study who has maintained control of VL for more than 59 weeks. Two subjects from the SB-728-1101 study had experienced a two-log decrease in VL from peak with one subject showing a sustained decrease for more than 39 weeks at the time of the meeting. All subjects remain on extended treatment interruption. Additionally, immunologic data were presented demonstrating that ZFN modification of CD4+ stem cell central memory cells (TSCM), which are self-renewing stem-like cells, may provide possible routes to limit and ultimately control HIV in an infected individual. Sangamo has an ongoing Phase 2 clinical trial (SB-728-mR-1401) which incorporates Cytoxan preconditioning of subjects and a new, more efficient method using mRNA to deliver the ZFNs and generate the modified autologous T-cell product, SB-728-T. Sangamo scientists were also invited to present data from this program at several conferences in October including the "Strategies for an HIV Cure 2014" conference, organized by the National Institute for Allergies and Infectious Diseases at the NIH, the European Society of Gene and Cell Therapy (ESGCT) Annual Meeting, and the British HIV Association (BHIVA) Autumn Conference.
  Five Sangamo scientists ranked among the "world's most influential scientific minds" by Thomson Reuters and recognized among most highly cited researchers worldwide of 2014. In August, the Company announced that five members of its research and development team were recently named among Thomson Reuters' list of "The World's Most Influential Scientific Minds 2014", ranking among the top one percent of scientists most cited in their subject field. The Sangamo scientists earning the distinction include Philip Gregory, D.Phil., Senior Vice President of Research and CSO; Edward Rebar, Ph.D., Vice President of Technology; Michael Holmes, Ph.D., Senior Director of Therapeutic Gene Modification; Fyodor Urnov, Ph.D., Senior Scientist; and Jeffrey Miller, Ph.D., Team Leader, Design. Those recognized by Thomson Reuters have published work with the highest impact over the last 11 years as measured by the number of times their work was acknowledged by their peers and cited in other publications.

Financial Guidance for 2014
The Company updates guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $220 million at the end of 2014, inclusive of research funding and certain milestone payments from Shire and Biogen but exclusive of funds arising from any additional new collaborations or partnerships, equity financings or other new sources.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $70 million to $75 million for 2014.

The Company reiterates its earlier guidance as follows:

  Revenues: Sangamo expects that revenues will be in the range of $45 million to $50 million in 2014, inclusive of research funding and certain milestone payments from Shire and Biogen.

Conference Call
Sangamo will host a conference call today, October 22, 2014, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to the rest of 2014.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 18071763. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 22, 2014 to 11:59 p.m. ET on October 29, 2014. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 18071763.

About Sangamo
Sangamo BioSciences, Inc. is focused on Engineering Genetic CuresTM for monogenic and infectious diseases by deploying its novel DNA-binding protein technology platform in therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS (SB-728-T) and NGF-AAV for Alzheimer's disease (CERE-110). Sangamo's other therapeutic programs are focused on monogenic and rare diseases. The Company has formed a strategic collaboration with Shire International GmbH to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases, and with Biogen Idec for hemoglobinopathies, such as sickle cell disease and beta-thalassemia. It has also established strategic partnerships with companies in non-therapeutic applications of its technology, including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments, the targeted IND filing dates under the Shire agreement; the expected timeline for annual IND filings; the research and development of ZFNs and ZFP TFs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform and achievement of research milestones and objectives under collaboration agreements with Shire and Biogen. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 12,045	$ 4,825	$ 29,334	$ 15,065
Research grants	372	882	1,584	2,199
Total revenues	12,417	5,707	30,918	17,264

Operating expenses:
Research and development	16,290	8,703	41,753	26,201
General and administrative	3,731	3,163	11,347	9,595
Change in fair value of contingent liability	50	-	130	-
Total operating expenses	20,071	11,866	53,230	35,796
Loss from operations	(7,654)	(6,159)	(22,312)	(18,532)
Interest and other income, net	109	14	214	52
Net loss	$ (7,545)	$ (6,145)	$(22,098)	$(18,480)

Basic and diluted net loss per common share	$ (0.11)	$ (0.11)	$ (0.33)	$ (0.34)

Shares used in computing basic and diluted net loss per common share	68,230	54,786	66,488	54,013

SELECTED BALANCE SHEET DATA
	September 30, 2014	December 31, 2013
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$ 231,786	$ 131,814
Total assets	247,347	140,838
Total stockholders' equity	210,139	121,710

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CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., (510) 970-6000, x271, OR Varant Shirvanian, (510) 970-6000, x205